EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

DIGITAL IMPACT, INC.

AT

$2.00 NET PER SHARE

BY

DII ACQUISITION CORP.,

A WHOLLY-OWNED SUBSIDIARY OF

infoUSA INC.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005, UNLESS THE OFFER IS EXTENDED.

      The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn before the expiration date of the Offer a number of shares of common stock, par value $0.001 per share (the “Shares”), of Digital Impact, Inc. (“Digital Impact”) that, together with the Shares then owned by infoUSA Inc. (“infoUSA”) and its subsidiaries (including, without limitation, DII Acquisition Corp. (“Purchaser”)), would represent at least a majority of the total number of outstanding shares on a fully diluted basis, (2) Purchaser being satisfied, in its sole discretion, that the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law will not apply to the proposed second-step merger or any other business combination involving infoUSA or any of its subsidiaries (including, without limitation, Purchaser) and Digital Impact and (3) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

      infoUSA and Purchaser are seeking to discuss with Digital Impact the acquisition of Digital Impact by Purchaser. infoUSA and Purchaser reserve the right to amend the Offer (including, without limitation, amending the number of Shares to be purchased and the offer price) upon entering into a merger agreement with Digital Impact, or to negotiate a merger agreement with Digital Impact not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by infoUSA, Purchaser and Digital Impact.

IMPORTANT

      Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either: (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and (a) mail or deliver it, together with the certificate(s) evidencing the tendered Shares and any other required documents, to the Depositary named herein, or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in “The Offer — Section 3”, or (2) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

      Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer — Section 3.”

      Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

      This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

February 24, 2005

i

SUMMARY TERM SHEET

      DII Acquisition Corp., a wholly-owned subsidiary of infoUSA, is offering to purchase all the outstanding shares of common stock, par value $0.001 per share, of Digital Impact, Inc. at a price of $2.00 per share, net to the seller in cash, without interest. Unless the context otherwise requires, we refer to one share of Digital Impact common stock as a “share” or “Share.”

      The following are some of the questions you, as a stockholder of Digital Impact, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

      Our name is DII Acquisition Corp. We are a Delaware corporation formed in order to make the offer and to take certain other actions in connection with the offer. We are a wholly-owned subsidiary of infoUSA Inc., a Delaware corporation. See “Introduction” at page 5 and “The Offer — Section 9” at page 17.

How many shares are you seeking to purchase, at what price, and do I have to pay any brokerage or similar fees to tender?

      We are offering to purchase all the outstanding Shares at a price of $2.00 per share, net to the seller in cash, without interest.

      If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction” at page 5.

What is the total amount of funds that DII Acquisition Corp. will require to consummate the proposed transactions?

      Assuming that holders of in-the-money options to purchase Digital Impact exercise their options and tender them in the offer, we estimate that we will require approximately $74 million to consummate the offer and proposed second-step merger. This amount excludes the fees and expenses we will have to pay in connection with the tender offer and the merger. See “The Offer — Section 12” at page 25.

Is your financial condition relevant to my decision to tender my shares in the tender offer?

      We do not think our financial condition is relevant to your decision whether to tender your shares and accept the offer because the offer consists solely of cash, the offer is not subject to any financing condition, infoUSA is a public reporting company that files reports publicly with the Securities and Exchange Commission and the offer is for all outstanding shares of Digital Impact common stock. If we consummate the offer, we will acquire all remaining shares in the proposed second-step merger for the same cash price as the offer. See “The Offer — Section 12” at page 25.

Do you have the financial resources to pay for the shares?

      We will obtain all necessary funds through capital contributions or advances made by infoUSA. infoUSA will obtain funds by drawing on a financing commitment provided to infoUSA by Wells Fargo Bank, N.A., infoUSA’s current lender. See “The Offer — Section 12” at page 25.

What are the most significant conditions to the offer?

      We are not obligated to purchase any Shares that you validly tender unless:

•	the total number of Shares validly tendered and not withdrawn prior to the expiration date of the offer represents, in the aggregate a number of shares of Digital Impact common stock that, together with the Shares then owned by infoUSA and it subsidiaries, represents at least a majority of the total number of outstanding Shares on a fully diluted basis;

•	we are satisfied, in our sole discretion, that the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law will not apply to the proposed second-step merger or any other business combination involving infoUSA or any of its subsidiaries and Digital Impact; and

•	we have received required approvals under United States antitrust laws.

      We are also not obligated to purchase any Shares you validly tender if any other conditions described in “The Offer — Section 14” are not satisfied or waived. See “The Offer — Section 14” at page 26.

How long do I have to decide whether to tender in the offer?

      Our offer to purchase your shares expires at 12:00 midnight, New York City time, on Wednesday, March 23, 2005. We refer to this date and time as the “initial expiration date.” See “The Offer — Section 1” at page 7.

Can DII Acquisition Corp. extend the offer past the initial expiration date and under what circumstances can it extend the offer?

      In our discretion, we may extend the offer past the initial expiration date. If we choose to do so, you will be able to tender your shares until 12:00 midnight, New York City time, on the new expiration date. If the offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the scheduled expiration date. See “The Offer — Section 1” at page 7.

Will there be a subsequent offer period?

      After the initial expiration date, we may provide for a subsequent offer period. A subsequent offer period is an additional period of time to solicit more shares that begins after we have purchase shares already tendered. During the subsequent offer period, if any, stockholders may tender (but not withdraw) their shares and received the offer consideration. We do not currently intend to include a subsequent offer period, although we reserve the right to do so. See “The Offer — Section 1” at page 7.

How do I tender my shares?

      To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the depositary, prior to the expiration of the offer. If your Shares are held by your broker in street name, you must instruct your broker to tender your shares on your behalf. In either case, Wells Fargo Bank, N.A., as the depositary in this offer, must receive all required documents by the expiration date of the offer. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See “The Offer — Section 3” at page 10.

If I accept the offer, when will I be paid?

      If the conditions to the offer are satisfied and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares you tendered promptly following the expiration of the offer. See “The Offer — Section 2” at page 9.

Can I withdraw my previously tendered shares?

      You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included. See “The Offer — Section 4” at page 13.

What does Digital Impact’s board of directors think of this offer?

      Digital Impact’s board of directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Digital Impact is required by law to publish, send or give to you, and file with the Securities and Exchange Commission, a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

Will the offer be followed by a merger if all the Digital Impact shares are not tendered in the offer?

      If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis, we expect to be merged with and into Digital Impact in a second-step merger. If that merger takes place, infoUSA will own all of the shares and all remaining stockholders (other than us, infoUSA and stockholders properly exercising their appraisal rights) will receive the price per share paid in the offer. See “The Offer — Section 11” at page 21.

If a majority of the shares are tendered and accepted for payment, will Digital Impact continue as a public company?

      If the second-step merger takes place, Digital Impact will no longer be publicly owned. Even if the second-step merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the shares, and Digital Impact may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies. See “The Offer — Section 7” at page 15.

If I do not tender but the offer is successful, what will happen to my shares?

      If the offer is successful, and the second-step merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the offer unless they properly exercise appraisal rights under Delaware law. Therefore, if the proposed second-step merger takes place and you do not properly perfect your available appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the offer is that you will be paid earlier if you tender your Shares. See “Introduction” at page 5 and “The Offer — Section 7” at page 15. The treatment of your Shares if the proposed second-step merger does take place and you properly perfect your appraisal rights is discussed in “The Offer — Section 11” at page 21.

What is the market value of my shares as of a recent date?

      On February 10, 2005, the day infoUSA issued a press release announcing its proposal to acquire all the outstanding Shares, the last reported sales price of a Share on the Nasdaq National Market System was $1.45. On February 23, 2005, the last trading day prior to the commencement of the offer, the last reported sales price of a Share on the Nasdaq National Market System was $1.86. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender your Shares. See “The Offer — Section 6” at page 15.

Will I have appraisal rights?

      Appraisal rights are not available in connection with the offer. However, if you choose not to tender your Shares in the offer, and the second-step merger is consummated, you have certain rights under Delaware law to demand appraisal of your shares. You must comply with the required statutory procedures to exercise your appraisal rights. Any judicial determination of the fair value of your shares as a result of your exercise of appraisal rights could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The determination could be more than or less than the price per share to be paid in the offer and the second-step merger. See “The Offer — Section 11” at page 21.

What are the federal income tax consequences of the proposed transactions?

      The receipt of cash in the offer or the proposed second-step merger in exchange for Shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See “The Offer — Section 5” at page 14.

Who can I talk to if I have questions about the offer?

      You can call D.F. King & Co., Inc. at (800) 628-8536 with any questions you may have. D.F. King & Co., Inc. is acting as the information agent for the offer. See the back cover of this Offer to Purchase.

To: The Holders of Digital Impact, Inc. Common Stock:

INTRODUCTION

      We, DII Acquisition Corp. (the “Purchaser”), a Delaware corporation and wholly-owned subsidiary of infoUSA Inc., a Delaware corporation (“infoUSA”), are offering to purchase all outstanding shares of common stock (the “Common Stock”), par value $0.001 per share, of Digital Impact, Inc., a Delaware corporation (the “Digital Impact”), for $2.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to Wells Fargo Bank, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer — Section 16.”

      The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn before the Expiration Date (as defined below) a number of Shares, which, together with the Shares then owned by infoUSA and its subsidiaries (including us), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (2) our being satisfied, in our sole discretion, that the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law (the “Delaware Law”) will not apply to the proposed second-step merger of Digital Impact and us (or one of our subsidiaries) as described herein (the “Section 203 Condition”) and (3) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”) (the “HSR Condition”).

      According to Digital Impact’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004, as of February 10, 2005, approximately 36.9 million Shares were issued and outstanding. According to Digital Impact’s Annual Report on Form 10-K for the year ending March 31, 2004 (the “Digital Impact 10-K”), there were approximately 1,786,000 options to purchase Shares outstanding and with an exercise price below the $2.00 per Share purchase price under the Offer. infoUSA, the Purchaser and those individuals set forth on Exhibit 1 to this Offer to Purchase beneficially own an aggregate of 1,737,000 Shares representing approximately 4.7% of the outstanding Shares as of February 10, 2005.

      The purpose of the Offer is to acquire control of, and the entire equity interest in, Digital Impact. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on Digital Impact’s board of directors (the “Digital Impact Board”) and to seek to have Digital Impact consummate a merger or other similar business combination with us (or one of our subsidiaries). Under the Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve a merger or other business combination without a vote of Digital Impact Board or other stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of a merger or other business combination by Digital Impact’s stockholders. Approval of a merger or other business combination requires the affirmative vote of holders of a majority of the outstanding Shares. Pursuant to such merger or business combination, outstanding Shares not owned by infoUSA or its subsidiaries (including us) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer. We refer to any such second-step merger in this Offer to Purchase as the “Proposed Merger.”

      infoUSA and the Purchaser are seeking to discuss with Digital Impact the acquisition of Digital Impact by Purchaser. infoUSA and Purchaser reserve the right to amend the Offer, including, without limitation, amending the number of Share to be purchased and the Offer price, upon entering into a merger agreement with Digital Impact, or to negotiate a merger agreement with Digital Impact not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by infoUSA, Purchaser and Digital Impact.

      Digital Impact has never paid a cash dividend on the Shares. If we acquire control of Digital Impact, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in Digital Impact.

      This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Terms of the Offer; Expiration Date.

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in “The Offer — Section 4” on or prior to the Expiration Date. The term “Expiration Date” means 12:00 Midnight, New York City time, on Wednesday, March 23, 2005, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

      The Offer is conditioned upon the Minimum Tender Condition, the Section 203 Condition, the HSR Condition and all the other conditions set forth in the “The Offer — Section 14”. Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), to amend or waive the Minimum Tender Condition, the Section 203 Condition or any other condition of the Offer. If any of the Minimum Tender Condition, the Section 203 Condition or any of the other conditions set forth in “The Offer — Section 14” has not been satisfied by 12:00 Midnight, New York City time, on Wednesday, March 23, 2005 (or any other time then set as the Expiration Date), Purchaser may elect to:

•	extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

•	subject to complying with applicable rules and regulations of the SEC, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

•	terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

      Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

      Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser expressly reserves the right to:

•	terminate or amend the Offer if any of the conditions referred to in “The Offer — Section 14” has not been satisfied or upon the occurrence of any of the events specified in “The Offer — Section 14”; or

•	waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

      Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

      If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under “The Offer — Section 4.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

      Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including, without limitation, Rule 14d-4(d) under the Exchange Act, which requires that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a press release.

      If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including, without limitation, the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee, a minimum 10-business day period from the date that such notice of such change is first published or sent or given to security holders is required to allow for adequate dissemination to stockholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

      If Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

      If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

      Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

      During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of Digital Impact consistent with the requirements of the SEC.

      Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

      A request is being made to Digital Impact pursuant to Rule 14d-5 under the Exchange Act for the use of Digital Impact’s stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Digital Impact with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Digital Impact’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if it so elects, the materials will be mailed by Digital Impact. A request is also being made to Digital Impact pursuant to Section 220(b) of the Delaware Law to inspect Digital Impact’s stock ledger, a list of Digital Impact’s stockholders and Digital Impact’s other books and records.

      If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing the Shares (“Share Certificates”) are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in “The Offer — Section 3,” such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

      Purchaser reserves the right to transfer or assign to one or more of Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2.	Acceptance for Payment and Payment.

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date promptly following the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser. See “The Offer — Section 14.” Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in “The Offer — Section 14” has not been satisfied or upon the occurrence of any of the events specified in “The Offer — Section 14.”

      In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the Share Certificates or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares (if such procedure is available), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in “The Offer — Section 3;”

•	the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

      The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.

      Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of its addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses or (2) the guaranteed delivery procedures set forth below must be followed.

      The method of delivery of Shares, the Letter of Transmittal and all other required documents, including, without limitation, delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.

      The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

      Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.

      No signature guarantee is required on the Letter of Transmittal if: (1) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

      If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

      If the Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

Guaranteed Delivery.

      If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

•	within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery (1) Share Certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (3) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

      The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram or facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

      Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares (or a Book-Entry Confirmation), (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book entry transfer of Shares and (3) any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding.

      Under the U.S. Federal income tax laws, payments in connection with the Offer and the Proposed Merger may be subject to “backup withholding” at a rate of 28% unless a stockholder that holds Shares (1) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup U.S. Federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup U.S. Federal income tax withholding by completing the Substitute Internal Revenue Service Form W-9 included in the Letter of Transmittal. Noncorporate foreign stockholders should complete and sign an Internal Revenue Service Form W-8BEN, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

Appointment as Proxy.

      By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints Purchaser, its officers and its designees, and each of them, as such stockholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all Shares or other securities issued in respect of such Shares on or after the date of this Offer to Purchase. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that Purchaser accepts such Shares for payment. Upon such appointment, all prior proxies and consents given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent power of attorney, proxies, consents or revocations may be given (and if given will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of Digital Impact’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights.

      The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.

Determination of Validity.

      All questions as to the form of documents and validity, eligibility (including, without limitation, as to time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

      Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, infoUSA or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements.

      Purchaser’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights.

      Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after April 25, 2005 (or such later date as may apply in case the Offer is extended).

      To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in “The Offer — Section 3,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

      Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in “The Offer — Section 3.”

      All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Purchaser, infoUSA or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      If Purchaser provides a Subsequent Offering Period following the Offer (as discussed in “The Offer — Section 1”), no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.	Material U.S. Federal Income Tax Consequences of the Offer and the Proposed Merger.

      The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

General.

      Generally, for U.S. Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Proposed Merger and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Proposed Merger, as the case may be. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for reduced U.S. Federal income tax rates. A stockholder that receives cash in connection with the exercise of its appraisal rights under the Delaware Law as described herein under “The Offer — Section 11” will generally recognize a capital gain or loss in the same manner. In addition, the ability to use capital losses to offset ordinary income is limited.

      The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. In addition, the foregoing does not address state, local or foreign tax laws that may be applicable.

      Stockholders of Digital Impact are urged to consult their own tax advisors regarding the specific tax consequences to them of the Offer and the Proposed Merger, including, without limitation, the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws in their particular circumstances.

Backup Withholding.

      Certain noncorporate stockholders of Digital Impact may be subject to backup withholding at a 28% rate on cash payments received in connection with the Offer and the Proposed Merger (including, without limitation, cash paid in respect of the exercise of appraisal rights). Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on the Internal Revenue Service Form W-9 included in the Letter of Transmittal, (2) provides a certification of foreign status on Internal Revenue Service Form W-8BEN or successor form or (3) is otherwise exempt from backup withholding and, when required, demonstrates its exempt status.

      If a stockholder does not provide a correct taxpayer identification number, such stockholder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a stockholder’s U.S. Federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. Federal income tax return. Stockholders of Digital Impact should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

6.	Price Range of the Shares; Dividends.

      The Shares are listed and trade on Nasdaq under the symbol “DIGI.” The following table sets forth, for the periods indicated, the high and low sale prices for the Shares on Nasdaq, as reported in the Digital Impact 10-K and as reported by published financial sources for the periods in fiscal year 2005.

	Low	High

Fiscal Year 2003:
First Quarter from 4/01/02-6/30/02	$1.53	$3.25
Second Quarter	1.25	1.90
Third Quarter	1.23	2.03
Fourth Quarter	1.26	2.01
Fiscal Year 2004:
First Quarter from 4/01/03-6/30/03	1.25	2.56
Second Quarter	1.80	3.50
Third Quarter	2.18	3.22
Fourth Quarter	2.90	3.35
Fiscal Year Ending 2005:
First Quarter form 4/01/04-6/30/04	1.62	2.73
Second Quarter	1.27	1.88
Third Quarter	1.13	1.50
Fourth Quarter (through 2/23/05)	1.31	1.87

      On February 10, 2005, the day infoUSA issued a press release announcing its proposal to acquire all the outstanding Shares, the last reported sales price of a Share on Nasdaq was $1.45, and on February 23, 2005, the last trading day prior to the commencement of the Offer, the last reported sales price of a Share on Nasdaq was $1.86. Stockholders are urged to obtain a current market quotation for the Shares prior to deciding whether or not to tender Shares.

      Digital Impact has never paid a cash dividend on the Shares. If Purchaser acquires control of Digital Impact, Purchaser currently intends that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in Digital Impact.

7.	Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations.

Effect of the Offer on the Market for the Shares.

      If the Offer is successful and the Proposed Merger is consummated, stockholders who do not tender in the Offer (other than those properly exercising appraisal rights available under Delaware Law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Proposed Merger takes place and a stockholder does not properly perfect its available appraisal rights, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. However, if the Offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Nasdaq Listing.

      Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in Nasdaq, the market for the Shares could be adversely affected. In accordance with Nasdaq’s published guidelines, the Shares would not meet the criteria for continued inclusion in Nasdaq if, among other things, the number of outstanding Shares (less any Shares held by officers, directors or 10% beneficial owners) were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on Nasdaq will be discontinued. In the event the Shares were no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration.

      The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Digital Impact to the SEC if the Shares are neither listed on a national securities exchange nor quoted on Nasdaq and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Digital Impact to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Digital Impact. See “The Offer — Section 11.” In addition, “affiliates” of Digital Impact and persons holding “restricted securities” of Digital Impact may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser intends to seek to cause Digital Impact to terminate registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

Margin Regulations.

      The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Digital Impact.

      The information concerning Digital Impact contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of infoUSA, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Digital Impact to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to infoUSA, Purchaser, the Information Agent or the Depositary.

      According to the Digital Impact 10-K, Digital Impact was incorporated in California in 1997 and reincorporated in Delaware in 1999. The principal executive offices of Digital Impact are located at 177 Bovet

Road, San Mateo, California 94402 and the telephone number at such office is (650) 356-3400. According to the Digital Impact 10-K, Digital Impact is a provider of integrated digital marketing solutions for enterprises. Digital Impact’s solutions enable corporations to create and deliver integrated digital marketing programs that drive revenue, influence behavior and deepen customer relationships. Digital Impact’s solutions provide customer insight and program execution through a combination of hosted applications, technology infrastructure and services.

      Digital Impact is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Digital Impact files at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

9.	Certain Information Concerning infoUSA and Purchaser.

      The Purchaser is a Delaware corporation incorporated in February 2005 and is a wholly-owned subsidiary of infoUSA. The principal executive office of the Purchaser is located at 5711 South 86th Circle, Omaha, Nebraska 68127 and the telephone number at such office is (402) 593-4500. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Proposed Merger.

      infoUSA was incorporated in Nebraska in 1972 and reincorporated in Delaware in 1991. The principal executive office of infoUSA is located at 5711 South 86th Circle, Omaha, Nebraska 68127 and the telephone number at such office is (402) 593-4500. infoUSA compiles and updates an accurate and comprehensive proprietary database of 14 million businesses in the United States and Canada and over 200 million individuals in the United States and Canada.

      infoUSA is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information infoUSA files at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

      The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of infoUSA and Purchaser are set forth in Schedule I of this Offer to Purchase.

      infoUSA, Purchaser and those individuals set forth on Schedule I to this Offer to Purchase beneficially own an aggregate of 1,737,000 Shares representing approximately 4.7% of the outstanding Shares as of February 10, 2005 as follows:

Stockholder	Number of Shares Held

infoUSA Inc.	1,637,000
Vinod Gupta, Chief Executive Officer of infoUSA Inc.	100,000

      None of infoUSA, Purchaser or any individual set forth on Schedule I to this Offer to Purchase has effected any transactions with respect to Shares in the 60 days preceding the date of this Offer to Purchase.

10.	Background of the Offer.

      infoUSA has made numerous acquisitions in the past to expand the markets it serves, increase revenues, and enhance its strategic position in its industry and has actively pursued its interest in a proposed transaction with Digital Impact since July 2002.

      On July 16, 2002, Vinod Gupta, Chief Executive Officer of infoUSA delivered the following letter to William C. Park, Chairman and Chief Executive Officer of Digital Impact:

July 16, 2002

Mr. William Park

Chairman & CEO
Digital Impact Inc.
177 Bovet Road
San Mateo, CA 94402

Dear Mr. Park:

      I am writing on behalf of infoUSA regarding potential interest in merging our companies.

      infoUSA is a $300 million database company with over 4 million customers and high profitability.

      I believe a merger of our companies would be a strategic fit. If you feel the same way, I would love to hear from you. My cell number is 402/203-4949 or you can send me an e-mail at vin@infousa.com.

Sincerely,

Vinod Gupta

      On April 9, 2004, Mr. Gupta delivered the following letter to Mr. Park regarding a proposed combination of infoUSA and Digital Impact:

April 9, 2004

Mr. William Park

Chairman & CEO
Digital Impact Inc.
177 Bovet Road
San Mateo, CA 94402

Dear Mr. Park:

      I just noticed that your stock took a hit because of circumstances concerning your profitability.

      In the public market, every company is facing the same problem. The analysts don’t appreciate the value of the company. We have been through the same problems before.

      I would love to propose a combination of infoUSA and Digital Impact and maybe structure a price, which can be cash and infoUSA stock. It will allow you to share in the upside of the infoUSA stock.

      There are many benefits of a combined company. We have a blue chip customer base, and with your technology and capabilities, we would be able to expand the revenue and cut duplicate costs. I also believe that our management team can work together very well. My good friend, Anil Kumar of McKinsey & Company, thinks very highly of you.

      If you are interested, please give me a call at 402/593-4575 or contact me by e-mail at vin@infousa.com.

With best regards,

Vinod Gupta

      On October 19, 2004, Mr. Gupta delivered the following letter to Mr. Park regarding a proposed combination of infoUSA and Digital Impact, with a copy to the Digital Impact Board:

October 19, 2004

Mr. William Park

Chairman
Digital Impact, Inc.
177 Bovet Road
San Mateo, CA 94402

Dear Bill:

      As you know, infoUSA Inc. (“infoUSA”) is the leading provider of business and consumer databases, database marketing and e-mail marketing. Digital Impact, Inc. (“Digital Impact”) is a recognized leader in digital marketing solutions, providing businesses with valuable advertising campaigns and increased online revenue.

      infoUSA believes that a business combination of infoUSA and Digital Impact would provide Digital Impact with unique opportunities. Digital Impact could enhance its business by a combination with Yesmail, and also leverage its capabilities to our Donnelley customers.

      As show of our interest, infoUSA is prepared to offer two purchase options for acquiring the shares of Digital Impact (subject to due diligence).

      1. infoUSA is prepared to offer $2.00 per share in cash to acquire all outstanding shares of Digital Impact. This price represents nearly a 50% premium to the closing sale price of Digital Impact shares on October 14, 2004.

      2. infoUSA is prepared to offer $1.00 per share in cash and $1.00 per share in the stock of infoUSA to acquire all outstanding shares of Digital Impact.

      We would require no more than five business days from the time we are given access to your information to conduct due diligence. We are ready to work with you to conclude a definitive agreement and complete this transaction on a timely basis.

Sincerely,

Vinod Gupta Chairman and CEO

      On October 26, 2004, Mr. Park and Fred Vakili, Executive Vice President of Administration and Chief Administrative Officer of infoUSA held a conference call regarding infoUSA’s interest in a potential acquisition of Digital Impact by infoUSA. In that call, Mr. Park indicated that the Digital Impact Board was not interested in pursuing a combination of infoUSA at that time.

      On November 2, 2004, Mr. Gupta delivered the following letter to Mr. Park, with a copy to the Digital Impact Board:

November 2, 2004

Mr. William Park

Chairman & CEO
Digital Impact Inc.
177 Bovet Road
San Mateo, CA 94402

Dear Bill:

      Thank you for your phone call last week concerning our offer for Digital Impact.

      We were quite disappointed that the Board of Digital Impact has decided not to pursue our offer. We believe it’s a substantial premium to your existing stock price.

      We also believe that in the e-mail marketing arena, individual players like your company just cannot grow their revenue. Your recent results show that pattern.

      We believe that a combination with infoUSA is in the best interest of the shareholders of Digital Impact. Our offer is a substantial premium from your existing stock price.

      We hope that you will reconsider our bid. We are also willing to talk about doing a transaction where Digital Impact shareholders would get infoUSA stock and they will have the upside of the combined company stock price. We will wait to hear from Digital Impact.

Best regards,

Vinod Gupta

      On February 9, 2005, infoUSA delivered the following letter to the Digital Impact Board:

February 9, 2005

Board of Directors

Digital Impact, Inc.
177 Bovet Road
San Mateo, CA 94402

Gentlemen:

      This letter follows up on some of the preliminary discussions I have had with Mr. Park regarding a potential acquisition of Digital Impact by infoUSA Inc. We have extensively reviewed the publicly available information regarding Digital Impact, including your January 27th earnings announcement, and continue in our belief that Digital Impact represents an attractive strategic opportunity for infoUSA Inc. While I found our preliminary discussions to be productive, I believe that it will facilitate our future discussions for us to formalize our interest at this point.

      Based upon this publicly-available information, we are prepared to propose an all-cash acquisition of all of the issued and outstanding shares of capital stock of Digital Impact for $2.00 per share. This represents a premium of 35% over the company’s closing share price of $1.48 on February 8, 2005 and a premium of 40% over the company’s average closing share price over the prior 30 trading days of $1.43. We are prepared to work with you in structuring the actual form of the transaction in a manner that meets our respective needs.

      As you know, infoUSA is the leading provider of business and consumer databases, sales and marketing solutions and e-mail marketing solutions. We have been very active in the market for companies in the e-mail marketing space over the past several years. During that period we have acquired and integrated four companies. In fact, we announced our most recent acquisition just last week (@Once). We believe that this experience allows us to proceed through the acquisition process in a professional and efficient manner.

      infoUSA is prepared to begin immediately with an expedited, customary due diligence process and negotiation of a definitive acquisition agreement for the final approval of the Digital Impact Board of Directors. Our internal transaction team and outside advisors are standing by and ready to get started. With full cooperation from both sides, we are committed to concluding our agreement as expeditiously as possible and thereafter to commence immediately the necessary proceedings to secure the approval of the transaction by your stockholders.

      The proposal set forth in this letter is subject to satisfactory completion of our due diligence investigation with respect to Digital Impact and its business, the execution of a definitive acquisition agreement with customary terms and conditions, and the final approval of our Board of Directors.

      The proposal set forth in this letter shall expire without any further action by us at 5:00 pm (California time) on February 18, 2005 if a definitive acquisition agreement has not been executed by the parties prior to such time. Neither infoUSA nor Digital Impact shall have an obligation with respect to the transactions contemplated by this proposal unless and until a definitive acquisition agreement has been executed and delivered.

      Should you have any questions concerning this proposal, please feel free to contact me, as we are prepared to speak with you at any time. I can be reached by telephone at (402) 593-4575 or by e-mail at “vin.gupta@infousa.com”. We look forward to hearing from you.

Sincerely,

Vinod Gupta Chairman and Chief Executive Officer

      On February 10, 2005, infoUSA issued a press release announcing its proposal to acquire Digital Impact for $2.00 per share in cash.

      On February 18, 2005, Mr. Park attempted to contact Mr. Gupta to discuss the proposed acquisition of Digital Impact by infoUSA. On February 19, 2005, Mr. Park and Mr. Gupta discussed the letter of February 9, 2005 and the press release of February 10, 2005 and Mr. Park indicated that Digital Impact was not ready to discuss a proposed business combination at that time.

      On February 23, 2005, the board of directors of infoUSA approved the proposed Offer after receiving a presentation of the material terms of the proposed Offer from senior management.

      On February 24, 2005, DII Acquisition Corp., a wholly-owned subsidiary of infoUSA, commenced a tender offer for all of the outstanding shares of common stock of Digital Impact at a price of $2.00 per share in cash.

11.	Purpose of the Offer and the Proposed Merger; The Section 203 Condition; Appraisal Rights; “Going-Private” Transactions.

General.

      The purpose of the Offer is to enable infoUSA to acquire control of, and ultimately the entire equity interest in, Digital Impact. Purchaser presently intends, as soon as practicable following consummation of the Offer, to cause the entire Digital Impact Board to be comprised solely of its nominees and to cause Digital Impact to consummate the Proposed Merger.

      infoUSA and Purchaser currently intend to pursue the Proposed Merger promptly following consummation of the Offer. infoUSA and Purchaser, however, reserve the right to amend the terms of the Proposed Merger or to pursue an alternative second-step business combination transaction involving Digital Impact in which the Shares not owned by infoUSA or its subsidiaries (including, without limitation, Purchaser) would be converted into or exchanged for cash, shares of infoUSA common stock and/or other securities or consideration.

      At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by infoUSA or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) would be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer.

      If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to its equity ownership in Digital Impact, Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as it shall determine, which may be different from the price paid in the Offer. Purchaser also reserves the right to dispose of Shares that it has acquired or may acquire.

      In connection with the Offer, infoUSA and Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that Purchaser acquires Digital Impact. After consummation of the Offer and the Proposed Merger, infoUSA currently intends to incorporate the product offerings of Digital Impact into the product offerings of infoUSA. If Purchaser acquires Digital Impact or otherwise obtains access to the books and records of Digital Impact, infoUSA and Purchaser intend to conduct a detailed review of Digital Impact and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, without limitation, changes in Digital Impact’s business, facility locations, corporate structure, marketing strategies, capitalization, management or dividend policy. After Purchaser acquires Digital Impact, it is possible that infoUSA will cause Digital Impact to distribute cash or other assets to infoUSA and one or more of its subsidiaries.

The Proposed Merger.

      Under the Delaware Law as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to approve the Proposed Merger without a vote of the Digital Impact Board or Digital Impact’s stockholders. However, if Purchaser does not acquire at least 90% of the outstanding Shares, then under the Delaware Law as currently in effect, the Proposed Merger would require the adoption of a plan of merger by the Digital Impact Board and the approval of the holders of a majority of the outstanding Shares. Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and if Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction without the affirmative vote of other stockholders, assuming approval by the Digital Impact Board and satisfaction of the Section 203 Condition. The treatment of Shares for Digital Impact’s stockholders who properly perfect their appraisal rights if the Proposed Merger does take place is discussed in “Appraisal Rights” below.

      Notwithstanding the foregoing, certain provisions of the Delaware Law may affect the ability of infoUSA to obtain control of Digital Impact and Purchaser’s ability to consummate the Proposed Merger. The timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, actions of the Digital Impact Board, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Section 203 Condition, the HSR Condition and all other conditions set forth in “The Offer — Section 14” are satisfied or waived. There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated. See “The Offer  — Section 11” and “The Offer — Section 14.”

      Set forth below are certain factors that may affect the ability of infoUSA to obtain control of Digital Impact and to cause Digital Impact to consummate the Proposed Merger.

The Section 203 Condition.

      Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that the restrictions on “business combinations” set forth in Section 203 of the Delaware Law (“Section 203”) will not apply to the Proposed Merger or any other “business combination” (as defined in Section 203) involving infoUSA or any of its subsidiaries (including, without limitation, Purchaser) and Digital Impact.

      Section 203 could significantly delay infoUSA’s ability to acquire the entire equity interest in Digital Impact. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

      The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the Shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

      The Offer is subject to the Section 203 Condition, which will be satisfied if, among other things, (1) prior to the acceptance for payment of Shares pursuant to the Offer, the Digital Impact Board approves the Offer or the Proposed Merger or (2) there are validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by Purchaser, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of Digital Impact).

      infoUSA and Purchaser expect, if necessary, to seek to remove each member of the Digital Impact Board and replace them with directors who infoUSA and Purchaser believe will consider, to the extent that it is in the best interest of Digital Impact’s stockholders, taking action to approve the Offer and the Proposed Merger or any alternative proposal for purposes of Section 203. Subject to their fiduciary duties, the Purchaser Nominees, if elected, are expected to support the Offer and the Proposed Merger and take actions necessary to satisfy the Section 203 Condition.

Appraisal Rights.

      Appraisal rights are not available in connection with the Offer. However, appraisal rights may be available in connection with the Proposed Merger.

      Under the Delaware Law, no appraisal rights exist for shares of stock of a constituent corporation in a merger or consolidation if the shares are listed on a national securities exchange or the Nasdaq or are held by more than 2,000 record stockholders. However, even in those circumstances, appraisal rights will exist if the stockholders receive in the Proposed Merger anything other than the following:

•	shares of stock of the surviving corporation;

•	shares of stock of any other corporation that will be listed on a national securities exchange or the Nasdaq or will be held by more than 2,000 record stockholders;

•	cash in lieu of fractional shares; or

•	any combination of the foregoing.

      Because Digital Impact will no longer be traded on the Nasdaq at the Effective Time, and because the Proposed Merger consideration will consist of cash and not stock of the surviving corporation, a corporation listed on a national securities exchange or the Nasdaq, or a corporation with more than 2,000 record stockholders, Digital Impact stockholders who do not tender their Shares will have appraisal rights if they take the actions necessary to perfect such rights.

      If the Merger is completed, stockholders who have not tendered their Shares to the Purchaser will have the right under the Delaware Law to dissent from the Proposed Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the Delaware Law will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger. In addition, dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Proposed Merger on the amount determined to be the fair value of their Shares.

      This summary of the rights of dissenting stockholders under the Delaware Law is not a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the Delaware Law.

      The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the Delaware Law. See Section 262 of the Delaware Law, a copy which is attached to this Offer to Purchase as Schedule II.

“Going-Private” Transactions.

      Rule 13e-3 under the Exchange Act is applicable to certain “going-private” transactions and may under certain circumstances be applicable to the Proposed Merger. Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Digital Impact and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction.

      The foregoing discussion of certain provisions of the Delaware Law and the Exchange Act is not a complete description of the Delaware Law or the Exchange Act or such provisions thereof and is qualified in its entirety by reference to the Delaware Law and the Exchange Act.

12.	Source and Amount of Funds.

      Neither the Offer not the Proposed Merger are conditioned upon infoUSA’s or Purchaser’s ability to obtain financing. infoUSA and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares in the Offer and the Proposed Merger will be approximately $74 million, plus any unrelated transaction fees and expenses.

      infoUSA and Purchaser intend to obtain the necessary funds by drawing on a financing commitment provided to infoUSA and Purchaser from Wells Fargo Bank, N.A., pursuant to a commitment letter dated February 23, 2005. The commitment letter is subject to certain conditions, including the negotiation and execution of definitive loan documents satisfactory to the parties and satisfaction of the conditions to the Offer.

      The following is a summary of certain provisions of the commitment letter. The summary is qualified in its entirety by reference to the commitment letter, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to infoUSA’s Schedule TO. The commitment letter may be examined and copies may be obtained at the places set forth in “The Offer — Section 9.”

      The commitment letter provides infoUSA and the Purchaser with $300 million of financing. Upon consummation of the financing, infoUSA and the Purchaser will have the ability to borrow up to $300 million, consisting of (i) a multiple advance term credit facility of $250 million and (ii) a revolving credit facility of $50 million. These loans will be secured by substantially all of the assets of infoUSA and the Purchaser, and, following the Proposed Merger, of Digital Impact.

      The term loan facility will be repaid by infoUSA beginning March, 2005 in quarterly principal installments of $5,000,000 and in one final payment on the sixth anniversary of the initial funding of the loans. The revolving credit facility will terminate and infoUSA will repay all amounts outstanding thereunder on the third anniversary of the initial funding of the loans. It is anticipated that indebtedness incurred under the new facility contemplated by the commitment letter will be repaid from funds generated internally by infoUSA and its subsidiaries and from other sources, which may include the sale of non-core assets or the sale of securities in the capital markets. No final decisions have been made concerning the method that infoUSA will employ to repay such indebtedness. Such decisions, when made, will be based on infoUSA’s review from time to time of the advisability of particular actions, as well as on the prevailing interest rates and financial and economic conditions.

      The offer is not conditioned on either infoUSA or Purchaser obtaining financing.

13.	Dividends and Distributions.

      If, on or after February 24, 2005, Digital Impact (1) splits, combines or otherwise changes the Shares or its capitalization, (2) acquires Shares or otherwise causes a reduction in the number of Shares, (3) issues or sells additional Shares (other than pursuant to the terms of any director or employee stock options outstanding as of February 24, 2005), or any shares of any other class of capital stock or other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken any such action, then, without prejudice to Purchaser’s rights under “The Offer — Section 14,” Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

      If, on or after February 24, 2005, Digital Impact declares or pays any dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, or voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Digital Impact’s stock transfer records, then, subject to the provisions of “The Offer — Section 14,” (1) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.	Conditions to the Offer.

      Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time, in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of Purchaser, (1) at or prior to the Expiration Date, any one or more of the Minimum Tender Condition, the Section 203 Condition or the HSR Condition has not been satisfied, or (2) at any time on or after February 24, 2005, and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or shall be determined by Purchaser to have occurred:

•	there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, (1)(a) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by Purchaser, infoUSA or any other affiliate of infoUSA or the consummation by Purchaser, infoUSA or any other affiliate of infoUSA of the Proposed Merger or any other business combination with Digital Impact, (b) seeking to obtain damages in connection therewith or (c) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business combination, (2) seeking to restrain or prohibit the full rights of ownership or operation by Purchaser, infoUSA or any other affiliate of infoUSA of all or any portion of the business or assets of Digital Impact and its subsidiaries or of infoUSA or its affiliates, or to compel Purchaser, infoUSA or any other affiliate of infoUSA to dispose of or hold separate all or any portion of the business or assets of infoUSA or its affiliates or Digital Impact or any of its subsidiaries or seeking to impose any limitation on the ability of Purchaser, infoUSA or any other affiliate of infoUSA to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of Purchaser, infoUSA or any other affiliate of infoUSA effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to Digital Impact’s stockholders, (4) seeking to require divestiture by Purchaser, infoUSA or any other affiliate of infoUSA of any Shares, (5) seeking any material diminution in the benefits expected to be derived by Purchaser, infoUSA or any other affiliate of infoUSA as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination with Digital Impact, (6) which otherwise, in the sole judgment of Purchaser, might materially adversely affect Purchaser, infoUSA or any other affiliate of infoUSA or the value of the Shares, (7) in the sole judgment of Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Digital Impact or any of its subsidiaries or (8) imposing or seeking to impose any material condition on the Offer which is unacceptable to Purchaser or infoUSA;

•	there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to

Purchaser, infoUSA or any other affiliate of infoUSA or (2) to the Offer or the Proposed Merger or other business combination by Purchaser, infoUSA or any other affiliate of infoUSA with Digital Impact, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the reasonable judgment of Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (8) of the immediately preceding paragraph;

•	any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Digital Impact or any of its subsidiaries which, in the reasonable judgment of Purchaser, is or may be materially adverse, or Purchaser shall have become aware of any fact which, in the reasonable judgment of Purchaser, has or may have material adverse significance with respect to either the value of Digital Impact or any of its subsidiaries or the value of the Shares to Purchaser, infoUSA or any other subsidiary of infoUSA;

•	there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities, terrorist attacks or the occurrence of any other national or international calamity directly or indirectly involving the United States, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any decline in either the Dow Jones Industrial Average, or the Standard & Poor’s 500 Index or the Nasdaq-100 Index by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase, (7) in the case of any of the foregoing existing at the time of the Offer, a material acceleration or worsening thereof, (8) any change in the general political, market economic or financial conditions in the United States or other jurisdictions in which Digital Impact or its subsidiaries do business that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Digital Impact or any of its subsidiaries or (9) any material disruption or material adverse change in the financial or capital markets generally or in the market for syndicated credit facilities that could reasonably be expected to impair the syndication of the loans under the commitment letter;

•	Digital Impact or any of its subsidiaries shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof) of director or employee stock options outstanding on the date of the Offer to Purchase, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Digital Impact, (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (6) incurred any debt otherwise than in the ordinary course of business consistent with past practice or any debt containing, in the sole judgment of Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Digital Impact or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in Purchaser’s reasonable judgment, could adversely affect either the value of Digital Impact or any of its subsidiaries or the value of the Shares to Purchaser, infoUSA or any other affiliates of infoUSA, (9) acquired, or authorized, recommended or proposed to acquire, any business or assets material to Digital Impact or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (10) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings, (11) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of Digital Impact or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings or (12) amended or authorized or proposed any amendment to their respective certificate of incorporation or bylaws or similar organizational documents, or Purchaser shall become aware that Digital Impact or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed;

•	a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including, without limitation, Digital Impact or any of its subsidiaries or affiliates) or it shall be publicly disclosed or Purchaser shall otherwise learn that (1) any person, entity (including, without limitation, Digital Impact or any of its subsidiaries or affiliates) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Digital Impact (including, without limitation, the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Digital Impact (including, without limitation, the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the SEC on the date of this Offer to Purchase, (2) any such person, entity or group, which before the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of Digital Impact (including, without limitation, the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of Digital Impact (including, without limitation, the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving Digital Impact or any of its subsidiaries, or (4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire Digital Impact or any assets or securities of Digital Impact or any of its subsidiaries (other than purchases by customers of inventory in the ordinary course of business);

•	infoUSA, Purchaser or any other affiliate of infoUSA shall have reached an agreement or understanding with Digital Impact providing for termination of the Offer, or infoUSA, Purchaser or any other infoUSA affiliate shall have entered into a definitive agreement or announced an agreement in principle with Digital Impact providing for a merger or other business combination with Digital Impact or the purchase of stock or assets of Digital Impact which does not contemplate the Offer;

•	any approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer and the Proposed Merger shall not have been obtained on terms satisfactory to Purchaser;

•	we become aware (1) that any material contractual right of Digital Impact or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of Digital Impact or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its states due date, in each case with or without notice of the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving Digital Impact or (2) of any covenant, term or condition in any instrument or agreement of Digital Impact or any of its subsidiaries that in our reasonable judgment, has or may have material adverse significance with respect to either the value of Digital Impact or any of its affiliates or the value of Share to us or any of our affiliates (including, without limitation, any event of default that may ensure as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of a merger or other similar business combination involving Digital Impact); or

•	Digital Impact or any of its subsidiaries shall have (1) granted to any person proposing a merger of other business combination with or involving Digital Impact or any of its subsidiaries or the purchase of securities or assets of Digital Impact or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of Digital Impact or any of its subsidiaries) or (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

      The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, in its sole discretion, regardless of the circumstances (including, without limitation, any action or omission by infoUSA or Purchaser) giving rise to any such conditions or may be waived by Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

15.	Certain Legal Matters; Antitrust; Foreign Approvals; State Takeover Statutes.

      Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Digital Impact with the SEC and other publicly available information regarding Digital Impact, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of Digital Impact and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of Digital Impact’s subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Digital Impact’s subsidiaries) by Purchaser pursuant to the Offer as contemplated herein.

      Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Digital Impact’s business, or that certain parts of Digital Impact’s or infoUSA’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See “Introduction” and “The Offer — Section 14” for a description of certain conditions to the Offer.

Antitrust.

      Under the HSR Act and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.

      A Notification and Report Form with respect to the Offer is expected to be filed by infoUSA under the HSR Act shortly, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after such filing, unless terminated prior thereto. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from infoUSA. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after infoUSA has substantially complied with such request. The waiting period will not be affected either by the failure of Digital Impact (as opposed to infoUSA) to file a Notification and Report form or to comply with any request for additional information or materials issued by the FTC or the Antitrust Division.

      The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Proposed Merger. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of assets of infoUSA, Purchaser, Digital Impact or their respective subsidiaries. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. Based upon an examination of information available to Purchaser relating to the businesses in which infoUSA, Purchaser, Digital Impact and their respective subsidiaries are engaged, Purchaser believes that the Offer and the Proposed Merger will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail. See “The Offer — Section 14” for certain conditions to the Offer, including, without limitation, conditions with respect to litigation.

Foreign Approvals.

      According to the Digital Impact 10-K, Digital Impact also conducts business in certain other countries. In connection with the acquisition of the Shares pursuant to the Offer or the Proposed Merger, the laws of other countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on Digital Impact’s operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger. There can be no assurance that Purchaser will be able to cause Digital Impact or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for Digital Impact or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

State Takeover Statutes — Delaware.

      Digital Impact is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 regulating certain business combinations. Section 203 limits the ability of a Delaware corporation to engage in business combinations with an “interested stockholder” (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) within three years of the date such person became an interested stockholder, unless, among other things, the corporation’s board of directors has given its prior approval to either the business combination or the transaction which resulted in the person becoming an “interested stockholder.” Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion that Section 203 will be inapplicable to the Proposed Merger or any other “business combination (as defined in Section 203) involving infoUSA or any of its subsidiaries (including, without limitation, Purchaser) and Digital Impact. See “The Offer  — Section 11.”

State Takeover Statutes — Other.

      A number of other states have also adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices, or principal places of business therein. Digital Impact, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, the Purchaser does not know whether any of these state laws will, by their terms, apply to the Offer or the Proposed Merger and has not complied with any such laws. To the extent that certain provisions of these state takeover statutes purport to apply to the Offer, the Purchaser believes that such laws conflict with Federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

      Digital Impact, directly or through subsidiaries, conducts business in a number of other states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Proposed Merger and has not complied with any such laws. Should any person seek to apply any such state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See “The Offer — Section 14.”

16.	Certain Fees and Expenses.

      The Purchaser and infoUSA have retained D.F. King & Co., Inc. to be the Information Agent and Wells Fargo Bank, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph, and personal interview and may request banks, brokers, dealers, and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under Federal securities laws.

      Neither infoUSA nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, to the Information Agent and, in the event that the laws of one or more jurisdictions require the Offer to be made by a licensed broker or dealer, to a broker or dealer licensed in such jurisdiction) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17.	Miscellaneous.

      Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

      No person has been authorized to give any information or make any representation on behalf of infoUSA or purchaser not contained in this offer to purchase or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

      Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including, without limitation, exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in “The Offer — Section 8” with respect to information concerning Digital Impact.

DII Acquisition Corp.

February 24, 2005

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF infoUSA AND PURCHASER

1.	Directors and Executive Officers of infoUSA.

      The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of infoUSA. Unless otherwise indicated, the business address of each director and executive officer is 5711 South 86th Circle, Omaha, Nebraska 68127. Unless otherwise indicated, each occupation or employment set forth opposite an individual’s name refers to occupation or employment with infoUSA. None of the directors and officers of infoUSA listed below has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Present Principal Occupation or Employment
Name and Business	and Material Positions Held During
Address	the Past Five Years	Citizenship

Vinod Gupta	Vinod Gupta is the founder of infoUSA and has been Chairman of the Board of infoUSA since its incorporation in 1972. Mr. Gupta served as Chief Executive Officer of infoUSA from the time of its incorporation in 1972 until September 1997, and from August 1998 to the present. Mr. Gupta is also a director of two funds in the mutual fund family of Everest Funds Management, LLC, located at 5805 South 86th Circle, P.O. Box 27395, Omaha, Nebraska 68127.	United States
Raj Das	Raj Das has served as Chief Financial Officer of infoUSA since September 2003. Over the last ten years, Mr. Das worked in investment banking, most recently as a Vice President for Ladenburg Thalmann & Co. Inc., located at 590 Madison Avenue, New York, New York 10022, from April 2002 to August 2003, where he specialized in merger and acquisition and private equity transactions in the technology and media sectors. Prior to that, Mr. Das was a Vice President in the Technology Investment Banking Group at Bear, Sterns & Co., Inc. located at 383 Madison Avenue, New York, New York 10179, from August 2000 to October 2001, where he focused primarily on wireless and enterprise software, services, and infrastructure companies. Prior to that, Mr. Das was a Vice President in the Information and Internet Services Group at ING Barings LLC, located at 55 E. 52nd St., New York, New York 10055, from February 1998 to August 2000, where he focused on advertising agencies, transaction processors, IT outsourcers, and Internet and Marketing services providers.	United States
Timothy F. Hoffman	Timothy F. Hoffman has served as Chief Accounting Officer of infoUSA since August 2003. Prior to that, Mr. Hoffman served as Vice	United States

Present Principal Occupation or Employment
Name and Business	and Material Positions Held During
Address	the Past Five Years	Citizenship

President of Finance and Chief Financial Officer of Donnelley Marketing, Inc., a subsidiary of infoUSA and a direct marketing solution provider targeting large size firms, from March 2001 to July 2003. Donnelley Marketing, Inc. is located at 5711 South 86th Circle, Omaha, Nebraska 68127. He has also served as Vice President of Finance from August 2000 to February 2001 and as Director of Accounting and SEC Reporting from January 1996 to July 2000 at Donnelley Marketing.
Fred Vakili	Fred Vakili has served as Executive Vice President of Administration and Chief Administrative Officer of infoUSA since August 1998.	United States
Raymond T. Butkus	Ray Butkus has served as President of the Donnelley Group, a group of infoUSA subsidiaries consisting of direct marketing solution providers targeting large size firms, since December 2002. Mr. Butkus previously served as President and Chief Operating Officer of Naviant Marketing Solutions, a provider of e-marketing solutions located in Newtown Square, Pennsylvania from early 1999 until the successful merger of infoUSA with Naviant Markets Group in late 2001. Mr. Butkus was the Vice President and General Manager for the IQ2 Net division of Intelliquest, a provider of marketing research for the technology and Internet industries located at 1250 South Capital of Texas Highway, Building One, Suite 600, Austin, Texas 78746, from January 1998 through August 1999.	United States
D. Joseph Thayer	D. Joseph Thayer has served as President of the infoUSA Vertical Markets Group from October 1997 to May 1999, and as a Vice President and general Manager since joining infoUSA in 1993.	United States
Monica Messer	Monica Messer has served as President of the Database Compilation and Technology Group and Chief Information Officer of infoUSA since February 1997.	United States
Edward C. Mallin	Edward C. Mallin has served as President of Walter Karl, a subsidiary of infoUSA and division of the Donnelley Group that provides list brokerage, list management of services and an array of database services to a broad range of direct marketing clients, since June 1998.	United States
Harold W. Andersen	Harold W. Andersen has served as director of infoUSA since September 1993. Mr. Andersen is currently a Contributing Editor to the Omaha World Herald, a publication of the Omaha World Herald Company, a newspaper publishing company located at 1334 Dodge Street, World Herald Square, Omaha, Nebraska 68102.	United States

Present Principal Occupation or Employment
Name and Business	and Material Positions Held During
Address	the Past Five Years	Citizenship

Mr. Andersen is also a director of two funds in the mutual fund family of Everest Funds Management, LLC, located at 5805 S. 86th Circle, P.O. Box 27395, Omaha, Nebraska 68127.
Elliot S. Kaplan	Elliot S. Kaplan has served as a director of infoUSA since May 1988. He is a name partner and former Chairman of the Executive Board of the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., located at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota 55402, which serves as outside general counsel to infoUSA. Mr. Kaplan has practiced law continuously with that firm since 1961. Mr. Kaplan is also a director and officer of Best Buy Co., Inc., a specialty retailer of consumer electronics, home-office products, entertainment software, appliance and related services, located at 7601 Penn Avenue South, Richfield, Minnesota 55423.	United States
Richard J. Borda	Richard J. Borda has served as a director of infoUSA since February 2003. Prior to his retirement in 1990, Mr. Borda was Vice Chairman and Chief Financial Officer of life insurance provider National Life Insurance Company located at 1 National Life Dr., Montpelier, Vermont 05604, form 1986 to 1990.	United States
Dennis P. Walker	Dennis P. Walker has served as a director of infoUSA since February 2003. Mr. Walker has been President and Chief Executive Officer of Jet Linx Aviation, a corporate jet fractional ownership company located at 3910 Amelia Earhart Plaza, Omaha, Nebraska 68110, since May 1999. From 1988 to 2002, he was Executive Vice President of Memberworks, Inc., a telemarketing company which he co-founded located at 680 Washington boulevard, Suite 1100, Stamford, Connecticut 06901-3709.	United States
Dr. George F. Haddix	Dr. George F. Haddix has served as a director of infoUSA since March 1995. Dr. Hadix is Chairman and Chief Executive Officer of PKW Holdings, Inc. and PKWARE, INC., a computer software companies headquartered at 648 N. Plankinton Avenue, Suite 200, Milwaukee, Wisconsin 53203. Dr. Haddix is currently a director of CSG Systems International, Inc.	United States
Dr. Vasant H. Raval	Dr. Vasant H. Raval has served as a director of infoUSA since October 2002. Dr. Raval has been Professor and Chair of the Department of Accounting at Creighton University located at 2500 California Plaza in Omaha, Nebraska 68178, since July 2001. He joined the Creighton’s College of Business Administration in 1981.	United States

Present Principal Occupation or Employment
Name and Business	and Material Positions Held During
Address	the Past Five Years	Citizenship

Dr. Raval is a director of Syntel Inc., an electronic business solutions provider located at 525 E. Big Beaver Road, Suite 300, Troy, Michigan 48083.
Martin Kahn	Mr. Kahn has served as a director of infoUSA since October, 2004. Mr. Kahn previously served as Chairman of OneSource Information Services, prior to its acquisition in 2004 by ingoUSA. Mr. Kahn is currently has a Venture Partner with Rho Ventures, a venture capital and asset management company specializing in information technology, software and biosciences, located at Caregie Hall Tower, 152 West 57th Street, 23rd Floor, New York, New York 10019. From 1989 until 1998, he was Chairman of Ovid Technologies, Inc., an aggregator of medial and scientific databases and journal articles. He is also a member of the Board of Directors of Thinkwell, Inc. a producer of multi-media textbooks. Mr. Kahn earned an M.B.A. from the Harvard Business School and a B.A. from Yale University.	United States

2.	Directors and Executive Officers DII Acquisition Corp.

      The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of DII Acquisition Corp. The business address of each director and executive officer is 5711 South 86th Circle, Omaha, Nebraska, 68127. None of the directors and officers of Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Present Principal Occupation or Employment
Name and Business	and Material Positions Held During
Address	the Past Five Years	Citizenship

Vinod Gupta	Vinod Gupta has been a director and the Chief Executive Officer of DII Acquisition Corp. since February 2005. Mr. Gupta is the founder of infoUSA since its incorporation in 1972. Mr. Gupta served as Chief Executive Officer of infoUSA from the time of its incorporation in 1972 until September 1997, and from August 1998 to the present. Mr. Gupta is also a director of two funds in the mutual fund family of Everest Funds Management, LLC, located at 5808 South 86th Circle, P.O. Box 27395, Omaha, Nebraska 68127.	United States

Present Principal Occupation or Employment
Name and Business	and Material Positions Held During
Address	the Past Five Years	Citizenship

Raj Das	Raj Das has served as a director and Chief Financial Officer of DII Acquisition Corp. since February 2005. Mr. Das has served as Chief Financial Officer of infoUSA since September 2003. Over the last ten years, Mr. Das worked investment banking, most recently as a Vice President for Ladenburg Thalmann & Co. Inc. located at 590 Madison Avenue, New York, New York 10022, from April 2002 to August 2003, where he specialized in merger and acquisition and private equity transactions in the technology and media sectors. Prior to that, Mr. Das was Vice president in the Technology Investment Banking group at bear, Stearns & Co. Inc. located at 383 Madison Avenue, New York, New York 10179, form August 2000 to October 2001, where he focused primarily on wireless and enterprise software, services, and infrastructure companies. Prior to that , Mr. Das was a Vice President in the Information and Internet Services Group at ING Barrings LLC, located at 55 E. 52nd St., New York, New York 10055, from February 1998 to August 200, where he focused on advertising agencies, transaction processors, IT outsourcers, and Internet and marketing services providers.	United States
Fred Vakili	Fred Vakili has served as Chief Administrative Officer and Secretary of DII Acquisition Corp. since February 2005. Mr. Vakili has served as Executive Vice President of Administration and Chief Administrative Officer of infoUSA since August 1998.	United States

SCHEDULE II

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Proposed Merger.

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

      The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each stockholder of Digital Impact or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

WELLS FARGO BANK, N.A.

By Mail:	By Hand, Overnight Courier, Certified or Express Mail:	By Hand in New York:

Wells Fargo Bank, N.A	Wells Fargo Bank, N.A.	C/o Depository
Shareowner Services	Shareowner Services	Trust Company
Corporate Actions	Corporate Actions Department	55 Water Street
Department	161 North Concord Exchange	New York, NY 10041
P.O. Box 64858	South St. Paul, MN 55095
St. Paul, MN 55164-0858

By Facsimile Transmission:

(For Eligible Institutions Only)

(651) 450-2452

Confirmation Receipt of Facsimile by Telephone Only:

(651) 450-4110

      Any questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 628-8536

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